EXHIBIT 11 - COMPUTATION OF PER SHARE NET INCOME


                                                For the Three Months Ended June 30,
                                                       1996              1995
                                                       ----              ----
Net income for the period used in
  determining net income per share                    $3,562,134    $2,954,692

Weighted average common and common equivalent
  shares used in determining net income per share:
         Primary                                       7,235,728     7,198,041
         Assuming full dilution                        7,251,887     7,198,041

Primary and fully dilutive net income per share            $0.49         $0.41




                                                  For the Nine Months Ended June 30,
                                                         1996          1995
                                                         ----          ----
Net income for the period used in
  determining net income per share                    $9,269,589    $6,694,031

Weighted average common and common equivalent
  shares used in determining net income per share:
         Primary                                       7,230,779     7,112,692
         Assuming full dilution                        7,245,725     7,112,692

Primary and fully dilutive net income per share            $1.28         $0.94
